Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

CIT GROUP INC.

AND

C2 AVIATION CAPITAL, INC.

DATED AS OF [•]

i

5.8	Non-Compete	45

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		47

6.1	Agreement for Exchange of Information	47
6.2	Ownership of Information	48
6.3	Compensation for Providing Information	48
6.4	Record Retention	48
6.5	Limitations of Liability	48
6.6	Other Agreements Providing for Exchange of Information	48
6.7	Production of Witnesses; Records; Cooperation	49
6.8	Privileged Matters	49
6.9	Confidentiality	52
6.10	Protective Arrangements	53

ARTICLE VII DISPUTE RESOLUTION		53

7.1	Good-Faith Negotiation	53
7.2	Litigation and Unilateral Commencement of Arbitration	54
7.3	Conduct During Dispute Resolution Process	54

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		54

8.1	Further Assurances	54

ARTICLE IX TERMINATION		55

9.1	Termination	55
9.2	Effect of Termination	55

ARTICLE X MISCELLANEOUS		56

10.1	Counterparts; Entire Agreement; Corporate Power	56
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	56
10.3	Assignability	57
10.4	Third-Party Beneficiaries	57
10.5	Notices	57
10.6	Severability	58
10.7	Force Majeure	59
10.8	No Set-Off	59
10.9	Expenses	59
10.10	Headings	59
10.11	Survival of Covenants	59
10.12	Waivers of Default	59
10.13	Specific Performance	60
10.14	Amendments	60
10.15	Interpretation	60
10.16	Limitations of Liability	61
10.17	Performance	61
10.18	Mutual Drafting	61

ii

SCHEDULES

Schedule 1.1	C2 Discontinued or Divested Businesses
Schedule 1.2	C2 Contracts
Schedule 1.3	C2 Intellectual Property
Schedule 1.4	C2 Software
Schedule 1.5	CIT Software
Schedule 1.6	C2 Technology
Schedule 1.7	CIT Technology
Schedule 1.8	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.1(e)	Certain Intellectual Property Matters
Schedule 2.2(a)(x)	C2 Assets
Schedule 2.2(b)(iii)	CIT Intellectual Property
Schedule 2.2(b)(v)	CIT Assets
Schedule 2.3(a)	C2 Liabilities
Schedule 2.3(b)	CIT Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 4.3(e)	Specified CIT Information
Schedule 5.1(b)	Transferred Policies
Schedule 5.1(c)	Terminated Policies
Schedule 5.1(e)	CIT Occurrence-Based Policies
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of C2 Aviation Capital, Inc.
Exhibit B	Amended and Restated Bylaws of C2 Aviation Capital, Inc.

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2016 (this “Agreement”), is by and between CIT Group Inc., a Delaware corporation (“CIT”), and C2 Aviation Capital, Inc., a Delaware corporation (“C2”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of CIT (the “CIT Board”) has determined that it is in the best interests of CIT and its stockholders to create a new publicly traded company that shall operate the C2 Business;

WHEREAS, in furtherance of the foregoing, the CIT Board has determined that it is appropriate and desirable to separate the C2 Business from the CIT Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of CIT Shares on the Record Date of all the outstanding C2 Shares owned by CIT (the “Distribution”);

WHEREAS, C2 has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the contribution by CIT of the C2 Assets and the C2 Liabilities to C2 (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, CIT expects to receive an opinion of outside legal counsel regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, C2 and CIT have prepared, and C2 has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning C2, the Separation and the Distribution;

WHEREAS, each of CIT and C2 has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of CIT, C2 and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of CIT and C2 relating to the Separation and Distribution, are being entered together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the C2 Group shall be deemed to be an Affiliate of any member of the CIT Group and (b) no member of the CIT Group shall be deemed to be an Affiliate of any member of the C2 Group.

“Agent” shall mean the trust company or bank duly appointed by CIT to act as distribution agent, transfer agent and registrar for the C2 Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement and the Leases) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“C2” shall have the meaning set forth in the Preamble.

“C2-Accessible Policy” shall mean a CIT D&O Policy or a CIT Occurrence-Based Policy.

“C2 Accounts” shall have the meaning set forth in Section 2.9(a).

“C2 Assets” shall have the meaning set forth in Section 2.2(a).

“C2 Balance Sheet” shall mean the pro forma combined balance sheet of the C2 Business, including any notes and subledgers thereto, as of [•], as presented in the Information Statement made available to the Record Holders.

“C2 Beneficiary” shall have the meaning set forth in Section 5.1(d).

“C2 Business” shall mean (a) the commercial aircraft leasing business of CIT conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.1.

“C2 Bylaws” shall mean the Amended and Restated Bylaws of C2, substantially in the form of Exhibit B.

“C2 Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of C2, substantially in the form of Exhibit A.

“C2 Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that C2 Contracts shall not include (x) any contract or agreement that is contemplated to be retained by CIT or any member of the CIT Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute C2 Software or C2 Technology:

(a)                                 (i) any customer, distribution, supplier, maintenance, lease, purchase or vendor contracts or agreements with a Third Party entered into prior to the Effective Time exclusively related to the C2 Business and (ii) with respect to any customer, distribution, supplier, maintenance, lease, purchase or vendor contract or agreement with a Third Party entered into prior to the Effective Time that relates to the C2 Business but is not exclusively related to the C2 Business, that portion of any such customer, distribution, supplier, maintenance, lease, purchase or vendor contract or agreement that relates to the C2 Business;

(b)                                 (i) any license agreement entered into prior to the Effective Time exclusively related to the C2 Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the C2 Business but is not exclusively related to the C2 Business, that portion of any such license agreement that relates to the C2 Business;

(c)                                  any contract containing any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other C2 Contract, any C2 Liability or the C2 Business;

(d)                                 any joint venture or partnership contract or agreement that relates exclusively to the C2 Business as of the Effective Time;

(e)                                  any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any C2 Group Employee or consultants of the C2 Group that are in effect as of the Effective Time;

(f)                                   any contract or agreement that is otherwise contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or be a contract or agreement in the name of, C2 or any member of the C2 Group;

(g)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the C2 Business or entered into in the name of, or expressly on behalf of, any division, business unit or member of the C2 Group;

(h)                                 any credit or other financing agreement entered into by C2 and/or any member of the C2 Group in connection with the Separation;

(i)                                     any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the C2 Group;

(j)                                    any other contract or agreement exclusively related to the C2 Business or C2 Assets; and

(k)                                 any contracts, agreements or settlements set forth on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements.

“C2 Designees” shall mean any entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by CIT that will be members of the C2 Group as of immediately prior to the Effective Time.

“C2 Financing Arrangements” shall have the meaning set forth in Section 2.12(a).

“C2 Group” shall mean (a) prior to the Effective Time, C2 and each Person that will be a Subsidiary of C2 as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of C2; and (b) on and after the Effective Time, C2 and each Person that is a Subsidiary of C2.

“C2 Indemnitees” shall have the meaning set forth in Section 4.3.

“C2 Intellectual Property” shall mean all Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time exclusively used or exclusively held for use in the C2 Business, including any Intellectual Property set forth on Schedule 1.3.

“C2 IP/IT” shall have the meaning set forth in Section 2.2(a)(vi).

“C2 Liabilities” shall have the meaning set forth in Section 2.3(a).

“C2 Occurrence-Based Claim” shall have the meaning set forth in Section 5.1(e).

“C2 Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the C2 Business as of the Effective Time.

“C2 Shares” shall mean the shares of common stock, par value $0.01 per share, of C2.

“C2 Software” shall mean all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the C2 Business as of the Effective Time, including Software set forth on Schedule 1.4, but excluding Software set forth on Schedule 1.5.

“C2 Technology” shall mean all Technology owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the C2 Business as of the Effective Time, including Technology set forth on Schedule 1.6, but excluding Technology set forth on Schedule 1.7.

“Cash Transfers” shall have the meaning set forth in Section 2.12(a).

“CIT” shall have the meaning set forth in the Preamble.

“CIT Accounts” shall have the meaning set forth in Section 2.9(a).

“CIT Assets” shall have the meaning set forth in Section 2.2(b).

“CIT Board” shall have the meaning set forth in the Recitals.

“CIT Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the C2 Business.

“CIT D&O Policy” shall have the meaning set forth in Section 5.1(d).

“CIT Group” shall mean CIT and each Person that is a Subsidiary of CIT (other than C2 and any other member of the C2 Group).

“CIT Indemnitees” shall have the meaning set forth in Section 4.2.

“CIT Liabilities” shall have the meaning set forth in Section 2.3(b).

“CIT Name and CIT Marks” shall mean the names, marks, trade dress, logos, monograms, domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, and other source or business identifiers of either Party or any member of its Group using or containing “CIT,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“CIT Occurrence-Based Policy” shall have the meaning set forth in Section 5.1(e).

“CIT Shares” shall mean the shares of common stock, par value $0.01 per share, of CIT.

“Claims Administration” shall mean the administration of claims made under the applicable Insurance Policies, including the reporting of claims to the insurance carriers that issued such Insurance Policies, the management and defense of such claims, the negotiation of the resolution of such claims and the provision of appropriate releases upon settlement of such claims.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Recitals.

“Delayed CIT Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed CIT Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed C2 Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed C2 Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the C2 Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the CIT Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [•].

“Effective Time” shall mean 12:01 a.m., Eastern Time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between CIT and C2 or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Extraordinary Transaction” shall have the meaning set forth in Section 5.1(d)(iii).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by C2 with the SEC to effect the registration of C2 Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the C2 Group or the CIT Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be made available to the holders of CIT Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Policy” shall mean any insurance policy or insurance contract of any kind, including but not limited to property, excess and umbrella, commercial general liability, directors and officers liability, fiduciary liability, errors and omissions, network security and privacy liability, employment practices liability, automobile liability, aircraft, hull, workers’ compensation and employers’ liability, group travel accident, special risks, employee dishonesty/crime/fidelity, foreign liability, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Insured Claim” shall mean those Liabilities that, individually or in the aggregate, are covered by the terms and conditions of any of the C2-Accessible Policies, whether or not subject to deductibles, co-insurance, captive insurance, self-insured retentions, uncollectibility or retrospectively-rated premium adjustments.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction:  (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights, in each case other than Software.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leases” shall mean, collectively, (a) the Lease Agreement, dated [•], by and between CIT Bank, N.A. and C2 and (b) the Sublease Agreement, dated [•], by and between CIT and C2 .

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Negotiation Request” shall have the meaning set forth in Section 7.1.

“NYSE” shall mean the New York Stock Exchange.

“Parties” shall mean the parties to this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the CIT Board as the record date for determining holders of CIT Shares entitled to receive C2 Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of CIT Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restricted Business” shall mean the C2 Business, but shall not include the business of lending to commercial airlines.

“Restricted Party” shall mean CIT and any Subsidiary of CIT for the period that such Subsidiary is directly or indirectly owned by CIT.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between CIT and C2 or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, in each case, other than Software.

“Terminated Policies” shall have the meaning set forth in Section 5.1(c).

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Trademark Transition Period” shall have the meaning set forth in Section 5.6(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.8.

“Transferred Policies” shall have the meaning set forth in Section 5.1(b).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between CIT and C2 or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased CIT Liabilities” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased C2 Liabilities” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)                                     Transfer and Assignment of C2 Assets.  CIT shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to C2, or the applicable C2 Designees, and C2 or such C2 Designees shall accept from CIT and the applicable members of the CIT Group, all of CIT’s and such CIT Group member’s respective direct or indirect right, title and interest in and to all of the C2 Assets (it being understood that if any C2 Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such C2 Asset may be assigned, transferred, conveyed and delivered to C2 as a result of the transfer of all of the equity interests in such Transferred Entity from CIT or the applicable members of the CIT Group to C2 or the applicable C2 Designee);

(ii)                                  Acceptance and Assumption of C2 Liabilities.  C2 and the applicable C2 Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the C2 Liabilities in accordance with their respective terms.  C2 and such C2 Designees shall be responsible for all C2 Liabilities, regardless of when or where such C2 Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such C2 Liabilities are asserted or determined (including any C2 Liabilities arising out of claims made by CIT’s or C2’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CIT Group or the C2 Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CIT Group or the C2 Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)                               Transfer and Assignment of CIT Assets.  CIT and C2 shall cause C2 and the C2 Designees to contribute, assign, transfer, convey and deliver to CIT or certain members of the CIT Group designated by CIT, and CIT or such other members of the CIT Group shall accept from C2 and the C2 Designees, all of C2’s and such C2 Designees’ respective direct or indirect right, title and interest in and to all CIT Assets held by C2 or a C2 Designee;

(iv)                              Acceptance and Assumption of CIT Liabilities.  CIT and certain of members of the CIT Group designated by CIT shall accept and assume and agree faithfully to perform, discharge and fulfill all of the CIT Liabilities held by C2 or any C2 Designee and CIT and the applicable members of the CIT Group shall be responsible for all CIT Liabilities in accordance with their respective terms, regardless of when or where such CIT Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such CIT Liabilities are asserted or determined (including any such CIT Liabilities arising out of claims made by CIT’s or C2’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CIT Group or the C2 Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CIT Group or the C2 Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)                                 Transfer Documents.  In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a).  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws.  C2 hereby waives compliance by each and every member of the CIT Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the C2 Assets to any member of the C2 Group.  CIT hereby waives compliance by each and every member of the C2 Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the CIT Assets to any member of the CIT Group.

(e)                                  Certain Intellectual Property Matters.  The Parties agree to the additional intellectual property matters set forth on Schedule 2.1(e).

2.2                               C2 Assets; CIT Assets.

(a)                                 C2 Assets.  For purposes of this Agreement, “C2 Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)                                  all Assets of either Party or any members of its Group included or reflected as assets of the C2 Group on the C2 Balance Sheet (including the cash set forth thereon), subject to any dispositions of such Assets subsequent to the date of the C2 Balance Sheet; provided that the amounts set forth on the C2 Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of C2 Assets pursuant to this clause (ii);

(iii)                               all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of C2 or members of the C2 Group on a pro forma combined balance sheet of the C2 Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the C2 Balance Sheet), it being understood that (x) the C2 Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of C2 Assets pursuant to this clause (iii); and (y) the amounts set forth on the C2 Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of C2 Assets pursuant to this clause (iii);

(iv)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to C2 or any other member of the C2 Group;

(v)                                 all C2 Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi)                              all C2 Intellectual Property, C2 Software and C2 Technology as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time (collectively, the “C2 IP/IT”);

(vii)                           all C2 Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)                        all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the C2 Business;

(ix)                              all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the C2 Assets, the C2 Liabilities, the C2 Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the C2 Assets, the C2 Liabilities, the C2 Business or the Transferred Entities; and

(x)                                 any and all Assets set forth on Schedule 2.2(a)(x).

Notwithstanding the foregoing, the C2 Assets shall not in any event include any Asset referred to in clauses (i) through (v) of Section 2.2(b).

(b)                                 CIT Assets.  For the purposes of this Agreement, “CIT Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the C2 Assets, it being understood that the CIT Assets shall include:

(i)                                     all Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by CIT or any other member of the CIT Group;

(ii)                                  all contracts of either Party or any of the members of its Group as of the Effective Time (other than the C2 Contracts);

(iii)                               all Intellectual Property, Software and Technology of either Party or any of the members of its Group as of the Effective Time (other than the C2 IP/IT), including the CIT Name and CIT Marks and the Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv)                              all Permits of either Party or any of the members of its Group as of the Effective Time (other than the C2 Permits); and

(v)                                 any and all Assets set forth on Schedule 2.2(b)(v).

2.3                               C2 Liabilities; CIT Liabilities.

(a)                                 C2 Liabilities.  For the purposes of this Agreement, “C2 Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                                     all Liabilities included or reflected as liabilities or obligations of C2 or the members of the C2 Group on the C2 Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the C2 Balance Sheet; provided that the amounts set forth on the C2 Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of C2 Liabilities pursuant to this clause (i);

(ii)                                  all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of C2 or the members of the C2 Group on a pro forma combined balance sheet of the C2 Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the C2 Balance Sheet ), it being understood that (x) the C2 Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of C2 Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the C2 Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of C2 Liabilities pursuant to this clause (ii);

(iii)                               all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the C2 Business or a C2 Asset;

(iv)                              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by C2 or any other member of the C2 Group, and all agreements, obligations and Liabilities of any member of the C2 Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities to the extent relating to, arising out of or resulting from the C2 Contracts, the C2 Intellectual Property, the C2 Software, the C2 Technology, the C2 Permits or C2 Financing Arrangements;

(vi)                              any and all Liabilities set forth on Schedule 2.3(a); and

(vii)                           all Liabilities arising out of claims made by any Third Party (including CIT’s or C2’s respective directors, officers, stockholders, employees and agents) against any member of the CIT Group or the C2 Group to the extent relating to, arising out of or resulting from the C2 Business or the C2 Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the CIT Group pursuant to the Ancillary Agreements shall not be C2 Liabilities but instead shall be CIT Liabilities.

(b)                                 CIT Liabilities.  For the purposes of this Agreement, “CIT Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the CIT Group and, prior to the Effective Time, any member of the C2 Group, in each case that are not C2 Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); and (ii) all Liabilities arising out of claims made by any Third Party (including CIT’s or C2’s respective directors, officers, stockholders, employees and agents) against any member of the CIT Group or the C2 Group to the extent relating to, arising out of or resulting from the CIT Business or the CIT Assets.

2.4                               Approvals and Notifications.

(a)                                 Approvals and Notifications for C2 Assets.  To the extent that the transfer or assignment of any C2 Asset, the assumption of any C2 Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between CIT and C2, neither CIT nor C2 shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person to obtain or make such Approvals or Notifications.

(b)                                 Delayed C2 Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the C2 Group of any C2 Asset or assumption by the C2 Group of any C2 Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the C2 Group of such C2 Assets or the assumption by the C2 Group of such C2 Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such C2 Assets or C2 Liabilities shall continue to constitute C2 Assets and C2 Liabilities for all other purposes of this Agreement.

(c)                                  Treatment of Delayed C2 Assets and Delayed C2 Liabilities.  If any transfer or assignment of any C2 Asset (or a portion thereof) or any assumption of any C2 Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such C2 Asset (or a portion thereof), a “Delayed C2 Asset” and any such C2 Liability (or a portion thereof), a “Delayed C2 Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the CIT Group retaining such Delayed C2 Asset or such Delayed C2 Liability, as the case may be, shall thereafter hold such Delayed C2 Asset or Delayed C2 Liability, as the case may be, for the use and benefit of the member of the C2 Group entitled thereto (at the expense of the member of the C2 Group entitled thereto).  In addition, the member of the CIT Group retaining such Delayed C2 Asset or such Delayed C2 Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed C2 Asset or Delayed C2 Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the C2 Group to whom such Delayed C2 Asset is to be transferred or assigned, or which will assume such Delayed C2 Liability, as the case may be, to place such member of the C2 Group in a substantially similar position as if such Delayed C2 Asset or Delayed C2 Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed C2 Asset or Delayed C2 Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed C2 Asset or Delayed C2 Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the C2 Group.

(d)                                 Transfer of Delayed C2 Assets and Delayed C2 Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed C2 Asset or the deferral of assumption of any Delayed C2 Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed C2 Asset or the assumption of any Delayed C2 Liability have been removed, the transfer or assignment of the applicable Delayed C2 Asset or the assumption of the applicable Delayed C2 Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                                  Costs for Delayed C2 Assets and Delayed C2 Liabilities.  Any member of the CIT Group retaining a Delayed C2 Asset or Delayed C2 Liability due to the deferral of the transfer or assignment of such Delayed C2 Asset or the deferral of the assumption of such Delayed C2 Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by C2 or the member of the C2 Group entitled to the Delayed C2 Asset or Delayed C2 Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by C2 or the member of the C2 Group entitled to such Delayed C2 Asset or Delayed C2 Liability.

(f)                                   Approvals and Notifications for CIT Assets.  To the extent that the transfer or assignment of any CIT Asset, the assumption of any CIT Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between CIT and C2, neither CIT nor C2 shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person to obtain or make such Approvals or Notifications.

(g)                                  Delayed CIT Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the CIT Group of any CIT Asset or assumption by the CIT Group of any CIT Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the CIT Group of such CIT Assets or the assumption by the CIT Group of such CIT Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such CIT Assets or CIT Liabilities shall continue to constitute CIT Assets and CIT Liabilities for all other purposes of this Agreement.

(h)                                 Treatment of Delayed CIT Assets and Delayed CIT Liabilities.  If any transfer or assignment of any CIT Asset (or a portion thereof) or any assumption of any CIT Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such CIT Asset (or a portion thereof), a “Delayed CIT Asset” and any such CIT Liability (or a portion thereof), a “Delayed CIT Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the C2 Group retaining such Delayed CIT Asset or such Delayed CIT Liability, as the case may be, shall thereafter hold such Delayed CIT Asset or Delayed CIT Liability, as the case may be, for the use and benefit of the member of the CIT Group entitled thereto (at the expense of the member of the CIT Group entitled thereto).  In addition, the member of the C2 Group retaining such Delayed CIT Asset or such Delayed CIT Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed CIT Asset or Delayed CIT Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the CIT Group to which such Delayed CIT Asset is to be transferred or assigned, or which will assume such Delayed CIT Liability, as the case may be, to place such member of the CIT Group in a substantially similar position as if such Delayed CIT Asset or Delayed CIT Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed CIT Asset or Delayed CIT Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed CIT Asset or Delayed CIT Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the CIT Group.

(i)                                     Transfer of Delayed CIT Assets and Delayed CIT Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed CIT Asset or the deferral of assumption of any Delayed CIT Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed CIT Asset or the assumption of any Delayed CIT Liability have been removed, the transfer or assignment of the applicable Delayed CIT Asset or the assumption of the applicable Delayed CIT Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                                    Costs for Delayed CIT Assets and Delayed CIT Liabilities.  Any member of the C2 Group retaining a Delayed CIT Asset or Delayed CIT Liability due to the deferral of the transfer or assignment of such Delayed CIT Asset or the deferral of the assumption of such Delayed CIT Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CIT or the member of the CIT Group entitled to the Delayed CIT Asset or Delayed CIT Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CIT or the member of the CIT Group entitled to such Delayed CIT Asset or Delayed CIT Liability.

2.5                               Novation of Liabilities.

(a)                                 Novation of C2 Liabilities.

(i)                                     Each of CIT and C2, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all C2 Liabilities and obtain in writing the unconditional release of each member of the CIT Group that is a party to any such arrangements, so that, in any such case, the members of the C2 Group shall be solely responsible for such C2 Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither CIT nor C2 shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If CIT or C2 is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the CIT Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased C2 Liability”), C2 shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the CIT Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the CIT Group that constitute Unreleased C2 Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the CIT Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased C2 Liabilities shall otherwise become assignable or able to be novated, CIT shall promptly assign, or cause to be assigned, and C2 or the applicable C2 Group member shall assume, such Unreleased C2 Liabilities without exchange of further consideration.

(b)                                 Novation of CIT Liabilities.

(i)                                     Each of CIT and C2, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all CIT Liabilities and obtain in writing the unconditional release of each member of the C2 Group that is a party to any such arrangements, so that, in any such case, the members of the CIT Group shall be solely responsible for such CIT Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither CIT nor C2 shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If CIT or C2 is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the C2 Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased CIT Liability”), CIT shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the C2 Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the C2 Group that constitute Unreleased CIT Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the C2 Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased CIT Liabilities shall otherwise become assignable or able to be novated, C2 shall promptly assign, or cause to be assigned, and CIT or the applicable CIT Group member shall assume, such Unreleased CIT Liabilities without exchange of further consideration.

2.6                               Release of Guarantees.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)                                 On or prior to the Effective Time or as soon as practicable thereafter, each of CIT and C2 shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the CIT Group removed as guarantor of or obligor for any C2 Liability to the extent that they relate to C2 Liabilities, including the removal of any Security Interest on or in any CIT Asset that may serve as collateral or security for any such C2 Liability; and (ii) have any member(s) of the C2 Group removed as guarantor of or obligor for any CIT Liability to the extent that they relate to CIT Liabilities, including the removal of any Security Interest on or in any C2 Asset that may serve as collateral or security for any such CIT Liability.

(b)                                 To the extent required to obtain a release from a guarantee of:

(i)                                     any member of the CIT Group, C2 shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any CIT Asset that may serve as collateral or security for any such C2 Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which C2 would be reasonably unable to comply or (B) which C2 would not reasonably be able to avoid breaching; and

(ii)                                  any member of the C2 Group, CIT shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any C2 Asset that may serve as collateral or security for any such CIT Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which CIT would be reasonably unable to comply or (B) which CIT would not reasonably be able to avoid breaching.

(c)                                  If CIT or C2 is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of CIT and C2, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, C2 and each member of the C2 Group, on the one hand, and CIT and each member of the CIT Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among C2 and/or any member of the C2 Group, on the one hand, and CIT and/or any member of the CIT Group, on the other hand, effective as of the Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement, the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time) and the Lease Agreements; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; and (iv) any Shared Contracts.

2.8                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a C2 Contract, but the remainder of which is a CIT Asset (any such contract or agreement, other than one in which the portion constituting a C2 Contract has been replaced by a contract or agreement entered into by a member of the C2 Group in connection with the Separation covering substantially the same services, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the C2 Group or the CIT Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the C2 Business or the CIT Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)                                 Each of CIT and C2 shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group to effect any transaction contemplated by this Section 2.8.

2.9                               Bank Accounts; Cash Balances.

(a)                                 Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by C2 or any other member of the C2 Group (collectively, the “C2 Accounts”) and all contracts or agreements governing each bank or brokerage account owned by CIT or any other member of the CIT Group (collectively, the “CIT Accounts”) so that each such C2 Account and CIT Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any CIT Account or C2 Account, respectively, is de-Linked from such CIT Account or C2 Account, respectively.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.9(a) , there will be in place a cash management process pursuant to which the C2 Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by C2 or a member of the C2 Group.

(c)                                  It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the CIT Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by CIT or a member of the CIT Group.

(d)                                 With respect to any outstanding checks issued or payments initiated by CIT, C2, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)                                  As between CIT and C2 (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10                        Ancillary Agreements; Leases.  Effective on or prior to the Effective Time, each of CIT and C2 will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party, and the Leases.

2.11                        Disclaimer of Representations and Warranties.  EACH OF CIT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CIT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS

REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12                        C2 Financing Arrangements; Cash Transfers.

(a)                                 Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) [•] or one or more other members of the C2 Group will enter into one or more financing arrangements and agreements pursuant to which such members of the C2 Group shall borrow or issue a principal amount of $[•] dollars (the “C2 Financing Arrangements”); and (ii) such members of the C2 Group, shall transfer all or a portion of the proceeds or other consideration received on account of the C2 Financing Arrangements to [•] or one or more other members of the CIT Group in repayment of intercompany indebtedness, to the extent it exists, and as partial consideration for the transfer of C2 Assets to C2 in the Contribution pursuant to Section 2.1 (the “Cash Transfers”).  CIT and C2 agree to take all necessary actions to assure the full release and discharge of CIT and the other members of the CIT Group from all obligations pursuant to the C2 Financing Arrangements as of no later than the Effective Time.  The Parties agree that costs and expenses incurred in connection with the C2 Financing Arrangements shall be allocated between the Parties as set forth on Schedule 10.9.

(b)                                 Prior to the Effective Time, CIT and C2 shall cooperate in the preparation of all materials as may be necessary or advisable to execute the C2 Financing Arrangements.

ARTICLE III
THE DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 CIT shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution.  In addition, CIT may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  Nothing shall in any way limit CIT’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)                                 C2 shall cooperate with CIT to accomplish the Distribution and shall, at CIT’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of C2 Shares on the Form 10.  CIT shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CIT.  C2 and CIT, as the case may be, will provide to the Agent any information required to complete the Distribution.

3.2                               Actions Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                                 Notice to NYSE.  CIT shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 C2 Certificate of Incorporation and C2 Bylaws.  On or prior to the Distribution Date, CIT and C2 shall take all necessary actions so that, as of the Effective Time, the C2 Certificate of Incorporation and the C2 Bylaws shall become the certificate of incorporation and bylaws of C2, respectively.

(c)                                  C2 Directors and Officers.  On or prior to the Distribution Date, CIT and C2 shall take all necessary actions so that as of the Effective Time:  (i) the directors and executive officers of C2 shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the CIT Board and/or as an executive officer of CIT; and (iii) C2 shall have such other officers as C2 shall appoint.

(d)                                 NYSE Listing.  C2 shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the C2 Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)                                  Securities Law Matters.  C2 shall file any amendments or supplements to the Form 10 as may be necessary or advisable to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  CIT and C2 shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  CIT and C2 will prepare, and C2 will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which CIT determines are necessary or desirable to effectuate the Distribution, and CIT and C2 shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  CIT and C2 shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                                   Availability of Information Statement.  CIT shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the CIT Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders.

(g)                                  The Distribution Agent.  CIT shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)                                 Stock-Based Employee Benefit Plans.  CIT and C2 shall take all actions as may be necessary to approve the grants of adjusted equity awards by CIT (in respect of CIT shares) and C2 (in respect of C2 shares) in connection with the Distribution to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3                               Conditions to the Distribution.

(a)                                 The consummation of the Distribution will be subject to the satisfaction, or waiver by CIT in its sole and absolute discretion, of the following conditions:

(i)                                     The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)                                  The Information Statement shall have been made available to Record Holders.

(iii)                               CIT shall have received an opinion from its outside counsel, satisfactory to the CIT Board, to the effect that the Contribution and the Distribution, taken together, should qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code.

(iv)                              An independent appraisal firm acceptable to CIT shall have delivered one or more opinions to the CIT Board confirming the solvency and financial viability of CIT before the consummation of the Distribution and CIT and C2 after consummation of the Distribution, and such opinions shall be acceptable to CIT in form and substance in CIT’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(v)                                 The transfer of the C2 Assets (other than any Delayed C2 Asset) and C2 Liabilities (other than any Delayed C2 Liability) contemplated to be transferred from CIT to C2 on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the CIT Assets (other than any Delayed CIT Asset) and CIT Liabilities (other than any Delayed CIT Liability) contemplated to be transferred from C2 to CIT on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(vi)                              The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)                           Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)                        Any required approvals of the Separation and/or Distribution by the Board of Governors of the Federal Reserve shall have been obtained and shall remain in full force and effect;

(ix)                              No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(x)                                 The C2 Shares to be distributed to the CIT stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(xi)                              CIT shall have received the proceeds from the Cash Transfers and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the C2 Financing Arrangements, other than as expressly agreed by CIT and C2.

(xii)                           No other events or developments shall exist or shall have occurred that, in the judgment of the CIT Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)                                 The foregoing conditions are for the sole benefit of CIT and shall not give rise to or create any duty on the part of CIT or the CIT Board to waive or not waive any such condition or in any way limit CIT’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.  Any determination made by the CIT Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.  If CIT waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4                               The Distribution.

(a)                                 Subject to Section 3.3, on or prior to the Effective Time, C2 will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding C2 Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the CIT Shares to instruct the Agent to distribute at the Effective Time the appropriate number of C2 Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form.  C2 will not issue paper stock certificates in respect of the C2 Shares.  The Distribution shall be effective at the Effective Time.

(b)                                 Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole C2 Shares equal to the number of CIT Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of C2.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a C2 Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  As soon as practicable after the Effective Time, CIT shall direct the Agent to determine the number of whole and fractional C2 Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions.  None of CIT, C2 or the Agent will be required to guarantee any minimum sale price for the fractional C2 Shares sold in accordance with this Section 3.4(c).  Neither CIT nor C2 will be required to pay any interest on the proceeds from the sale of fractional shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of CIT or C2.  Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of CIT Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)                                 Any C2 Shares or cash in lieu of fractional shares with respect to C2 Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the

Distribution Date shall be delivered to C2, and C2 or its transfer agent shall hold such C2 Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such C2 Shares and cash, if any, in lieu of fractional share interests shall be obligations of C2, subject in each case to applicable escheat or other abandoned property Laws, and CIT shall have no Liability with respect thereto.

(e)                                  Until the C2 Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, C2 will regard the Persons entitled to receive such C2 Shares as record holders of C2 Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  C2 agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the C2 Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the C2 Shares then held by such holder.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1                               Release of Pre-Distribution Claims.

(a)                                 C2 Release of CIT.  Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, C2 does hereby, for itself and each other member of the C2 Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the C2 Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) CIT and the members of the CIT Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the CIT Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of C2 or a member of the C2 Group, in each case from:  (A) all C2 Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the C2 Business, the C2 Assets or the C2 Liabilities.

(b)                                 CIT Release of C2.  Except as provided in (i) Sections 4.1(c) and 4.1(d), effective as of the Effective Time, CIT does hereby, for itself and each other member of the CIT Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the CIT Group (in each case, in their respective capacities as such), remise, release and forever discharge C2 and the members of the C2 Group and their respective successors and assigns, from (A) all CIT Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the CIT Business, the CIT Assets or the CIT Liabilities.

(c)                                  Obligations Not Affected.  Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms.  Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the CIT Group or any members of the C2 Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the CIT Group from honoring its existing obligations to indemnify any director, officer or employee of C2 who was a director, officer or employee of any member of the CIT Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a C2 Liability, C2 shall indemnify CIT for such Liability (including CIT’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims.  C2 shall not make, and shall not permit any other member of the C2 Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CIT or any other member of the CIT Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  CIT shall not make, and shall not permit any other member of the CIT Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against C2 or any other member of the C2 Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases.  At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by C2.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, C2 shall, and shall cause the other members of the C2 Group to, indemnify, defend and hold harmless CIT, each member of the CIT Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CIT Indemnitees”), from and against any and all Liabilities of the CIT Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any C2 Liability;

(b)                                 any failure of C2, any other member of the C2 Group or any other Person to pay, perform or otherwise promptly discharge any C2 Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by C2 or any other member of the C2 Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a CIT Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the C2 Group by any member of the CIT Group that survives following the Distribution; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if C2 shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3                               Indemnification by CIT.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, CIT shall, and shall cause the other members of the CIT Group to, indemnify, defend and hold harmless C2, each member of the C2 Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “C2 Indemnitees”), from and against any and all Liabilities of the C2 Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any CIT Liability;

(b)                                 any failure of CIT, any other member of the CIT Group or any other Person to pay, perform or otherwise promptly discharge any CIT Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by CIT or any other member of the CIT Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a C2 Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the CIT Group by any member of the C2 Group that survives following the Distribution;  and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in CIT’s name in the Form 10, the Information Statement (as amended or supplemented if C2 shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in CIT’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by C2.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability.  Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims.  If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the CIT Group or the C2 Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the noncontrolling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement.  Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.  The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                                   Tax Matters Agreement Governs.  The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood that Taxes and Tax matters shall be governed by the Tax Matters Agreement).  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6                               Additional Matters.

(a)                                 Timing of Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7                               Right of Contribution.

(a)                                 Contribution.  If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.7:  (i) any fault associated with the business conducted with the Delayed C2 Assets or Delayed C2 Liabilities (except for the gross negligence or intentional misconduct of a member of the CIT Group) or with the ownership, operation or activities of the C2 Business prior to the Effective Time shall be deemed to be the fault of C2 and the other members of the C2 Group, and no such fault shall be deemed to be the fault of CIT or any other member of the CIT Group; (ii) any fault associated with the business conducted with Delayed CIT Assets or Delayed CIT Liabilities (except for the gross negligence or intentional misconduct of a member of the C2 Group) shall be deemed to be the fault of CIT and the other members of the CIT Group, and no such fault shall be deemed to be the fault of C2 or any other member of the C2 Group; and (iii) any fault associated with the ownership, operation or activities of the CIT Business prior to the Effective Time shall be deemed to be the fault of CIT and the other members of the CIT Group, and no such fault shall be deemed to be the fault of C2 or any other member of the C2 Group.

4.8                               Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any C2 Liabilities by C2 or a member of the C2 Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any CIT Liabilities by CIT or a member of the CIT Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities.  The rights and obligations of each of CIT and C2 and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V
CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 CIT and C2 agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time.  From and after the Effective Time and subject to Article VI, each of CIT and C2 shall share such Information as is reasonably necessary to permit the other to manage and conduct its insurance matters in an orderly fashion.

(b)                                 Certain Transferred Policies.  As of the Effective Time, CIT or one or more members of the CIT Group shall transfer and assign the Insurance Policies, insurance contracts and claim administration contracts listed on Schedule 5.1(b) (the “Transferred Policies”), including all rights, benefits, remedies thereunder, to C2 or one or more members of the C2 Group, as designated by C2.  CIT shall pay all premiums, Taxes, assessments or similar charges in accordance with the Transferred Policies in relation to (i) the periods of coverage prior to the Effective Time, and (ii) the portion of the period of coverage in which the Effective Time occurs that is prior to the Effective Time.  C2 shall reimburse CIT or a designated member of the CIT Group for all premiums, Taxes, assessments or similar charges paid or incurred by CIT or any member of the CIT Group in accordance with the Transferred Policies in relation to (x) the periods of coverage from and after the Effective Time, and (y) the portion of the period in which the Effective Time occurs that is from and after the Effective Time.  If after the Effective Time any adjustments to premiums, Taxes, assessments or similar charges are made pursuant to the terms of the Transferred Policies with respect to the period of coverage in which the Effective Time occurs, the costs and benefits of such adjustments shall be incurred and received, as applicable, by CIT and C2 in proportion to the amounts of their respective payment obligations for such period of coverage.

(c)                                  Certain Terminated Policies.  CIT shall cause the Insurance Policies, insurance contracts and claim administration contracts listed on Schedule 5.1(c) (the “Terminated Policies”) to be terminated as of the Effective Time.  From and after the Effective Time, C2 shall be responsible for Claims Administration with respect to any outstanding historical claims under the Terminated Policies, and C2 shall be entitled to receive all rights, benefits and Insurance Proceeds, and shall be responsible for all Liabilities and expenses, resulting from or arising out of any such claims.

(d)                                 CIT D&O Policies.  Until the sixth (6th) anniversary of the Effective Time, any Insurance Policy maintained or purchased by CIT that provides for directors’ and officers’ liability or fiduciary liability coverage for directors or officers of members of the subsidiaries of CIT Group generally (each, a “CIT D&O Policy”) shall provide coverage, subject to Section 5.1(d)(ii), on substantially similar terms as that applicable to former officers and directors of members of CIT Group (including with respect to coverage and insurance limits) for any person who served as a director or officer of any member of the C2 Group prior to the Effective Time (a

“C2 Beneficiary”), with respect to such C2 Beneficiary’s acts and omissions prior to the Effective Time in such C2 Beneficiary’s capacity as a former director or officer of any member of the C2 Group.

(i)                                     Subject to Section 5.1(f), C2 Beneficiaries shall have and be fully entitled to exercise all rights provided to C2 Beneficiaries under the terms of the CIT D&O Policies; provided that C2 shall have no rights or responsibilities with respect to Claims Administration for any claims under the CIT D&O Policies, which rights and responsibilities shall be retained by CIT.

(ii)                                  CIT may in its sole discretion determine the amount, type, scope, and terms and conditions of coverage, if any, to maintain or purchase under any CIT D&O Policy and may in its sole discretion provide any insurance carrier with a release or amend, modify or waive any rights under any Claims Made Policy; provided that if CIT makes a determination to reduce the aggregate amount of coverage provided pursuant to the CIT D&O Policies below the amount of coverage in place as of the Effective Time under the CIT D&O Policies, CIT shall provide written notice to C2 no fewer than ten (10) business days prior to the effectiveness of such reduction.  Upon receipt of such notice, C2 shall have the right to require CIT to purchase additional coverage, if commercially feasible, in excess of such reduced coverage amount; provided, further, that C2 shall promptly reimburse CIT for any premiums, Taxes, assessments or similar charges, as well as any increases in deductible or self-insurance retention amounts (to the extent payment of such amounts ultimately occurs), in each case attributable to the additional coverage in excess of the reduced coverage amount.

(iii)                               In the event of (A) a sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets or capital stock of CIT or (B) the consolidation, merger or other business combination of CIT into any other Person (each of subclauses (A) and (B), an “Extraordinary Transaction”), the Person formed by or surviving such Extraordinary Transaction, or the acquiror of assets or capital stock in such Extraordinary Transaction, shall assume all obligations of CIT pursuant to this Section 5.1(d) in writing or if a “tail” policy is purchased in respect of the CIT D&O Policies, such “tail” policy shall also provide coverage for the C2 Beneficiaries with respect to such C2 Beneficiary’s acts and omissions prior to the Effective Time in such C2 Beneficiary’s capacity as a former director or officer of any member of the C2 Group on substantially similar terms as the former officers and directors of CIT Group.

(e)                                  CIT Occurrence-Based Policies.  To the extent permitted under the terms of any of the Insurance Policies listed on Schedule 5.1(e) (each, a “CIT Occurrence-Based Policy”) upon the written request of C2, CIT shall pursue any claim to the extent related to the C2 Business and associated with an event occurring prior to the Effective Time, regardless of when such claim is reported (a “C2 Occurrence-Based Claim”).

(i)                                     Subject to Section 5.1(f), C2 shall be entitled to receive all Insurance Proceeds resulting from or arising out of any C2 Occurrence-Based Claim.  C2 shall be responsible for all Liabilities and expenses resulting from or arising out of any C2 Occurrence-Based Claim, including all costs and expenses incurred by CIT or other member of the CIT Group in pursuit of such claim (whether deductibles, self-insured retention amounts, out-of-pocket expenses, or otherwise).  C2 shall, promptly upon CIT’s request, reimburse CIT for any such costs or expenses incurred by CIT or other member of the CIT Group.

(ii)                                  CIT shall maintain responsibility for Claims Administration with respect to any C2 Occurrence-Based Claim; provided that CIT may not enter into any settlement, provide any release to any insurance carrier, or otherwise waive any of its rights under the applicable CIT Occurrence-Based Policy, in each case with respect to such C2 Occurrence-Based Claim without the prior written consent of C2.  C2 will reimburse CIT upon request for any reasonable out of pocket costs incurred in connection with the Claims Administration of any C2 Occurrence-Based Claim.

(f)                                   Additional Agreements Regarding C2-Accessible Policies.  With respect to any C2-Accessible Policy:

(i)                                     If the aggregate limits of any of the C2-Accessible Policies are exceeded by the aggregate of outstanding Insured Claims by the parties or the members of their respective Groups, then the parties agree to allocate the Insurance Proceeds received under such C2-Accessible Policies based upon their respective percentage of the total of their claims that would have been covered under the C2-Accessible Policies if such aggregate limits had not been exceeded.  Any Party (or any member of its Group) that has received Insurance Proceeds in excess of the respective percentage of Insurance Proceeds allocated to such party in accordance with the immediately preceding sentence shall pay to the other party the appropriate amount so that each Party (or a member of its Group) will have received its respective percentage of such Insurance Proceeds.  Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under the C2-Accessible Policies and to take commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent the coverage limits under a C2-Accessible Policy have been exceeded or would be exceeded as a result of the Insured Claim.

(ii)                                  If the C2-Accessible Policies have either (A) an aggregate deductible or self-insurance retention or (B) an individual deductible or self-insurance retention that applies to each Insured Claim, and the Parties (or members of their respective Groups) both have claims under such policy for the same occurrence, then the Parties agree that the applicable deductible or self-insurance retention will be borne by the Parties in the same proportion as the Insurance Proceeds received by each such Party bears to the aggregate Insurance Proceeds received by the Parties under the applicable C2-Accessible Policy.

(g)                                  Insurer Liability.  No provision of this Agreement is intended to relieve any insurer of any Liability under any Insurance Policy or other policy.

(h)                                 Release.  Subject to compliance with and except as expressly provided in this Section 5.1, in no event will a Party have any Liability whatsoever to any member of the other Party’s Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of either Party’s Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.  Furthermore, each party, on behalf of its Group, releases each member of the other Party’s Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the other Party’s Group as in effect at any time prior to the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

5.2                               Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus ([•]%) percent.

5.3                               Treatment of Payments for Tax Purposes.  For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by CIT to C2 or a distribution by C2 to CIT, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4                               Inducement.  C2 acknowledges and agrees that CIT’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by C2’s covenants and agreements in this Agreement and the Ancillary Agreements, including C2’s assumption of the C2 Liabilities pursuant to the Separation and the provisions of this Agreement and C2’s covenants and agreements contained in Article IV.

5.5                               Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6                               Trademarks.

(a)                                 Effective as of the Distribution, CIT (on behalf of itself and the other members of the CIT Group) hereby grants to the C2 Group, for a period of [•] after the Distribution (the “Trademark Transition Period”), a non-exclusive, worldwide, and royalty-free license to use the CIT Name and CIT Marks in a manner generally consistent with the use of the CIT Name and CIT Marks prior to the Distribution, to facilitate the transition by the C2 Group to new names and marks. Subject to the following paragraph, during the Trademark Transition

Period, the C2 Group shall use commercially reasonable efforts to phase-out use of the CIT Name and CIT Marks as soon as practicable.

(b)                                 Notwithstanding anything to the contrary in this Agreement or under applicable Law, upon the expiration of the Trademark Transition Period, CIT (on behalf of itself and the other members of the CIT Group) acknowledges and agrees that C2 Group shall not be required to remove, modify or take any other action regarding any use of the CIT Name and CIT Marks made prior to or during the Trademark Transition Period to the extent such use is on materials or supplies already in commerce or that were in inventory or created pursuant to a purchase order prior to the Distribution, including making reproductions of such products and other materials following the Trademark Transition Period to the extent such reproductions are used in substantially the same manner as used prior to the Distribution.  Effective as of the Distribution, CIT (on behalf of itself and the other members of the CIT Group) hereby grants to C2 Group a non-exclusive, worldwide, and royalty-free license to make the foregoing uses of the CIT Name and CIT Marks; provided that C2 Group shall use commercially reasonable efforts to phase-out such use of the CIT Name and CIT Marks as such materials are otherwise modified in any significant respect in the ordinary course of business.

(c)                                  All goodwill associated with the CIT Name and CIT Marks generated by the C2 Group’s use of the CIT Name and CIT Marks pursuant to the licenses granted in this Section 5.6 shall inure to the benefit of the CIT Group.  The C2 Group shall use the CIT Name and CIT Marks pursuant to the licenses granted in this Section 5.6 at a level of quality equivalent in all material respects to that in effect for the CIT Name and CIT Marks as of the Distribution. For purposes of clarity, nothing in this Section 5.6 shall preclude any uses of the CIT Name and CIT Marks by C2 Group, during or after the Trademark Transition Period, that are required (or could otherwise be made by a Third Party) under applicable Law, including uses of the CIT Name and CIT Marks not in commerce, uses that would not cause confusion as to the origin of a good or service, and references to the CIT Name and CIT Marks in historical, tax, and regulatory filings and similar records.

(d)                                 Without limiting any obligations in this Agreement and subject to the terms of any Ancillary Agreement, from and after the Distribution Date, the Parties hereto agree, upon the other Party’s reasonable request and at the requesting Party’s cost, to (and to cause any relevant member of its Group to) execute and deliver a short form license agreement reflecting the licenses granted hereunder and perform any actions (including, without limitation, making filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office and similar foreign and successor offices or registries) reasonably necessary or desirable to evidence, confirm, effect, perfect and/or record such licenses or the use of the CIT Name and CIT Marks in commerce.

5.7                               Non-Solicitation; No-Hire Covenant.

(a)                                 For a period of twelve (12) months following the Distribution Date, CIT shall not, and shall cause the other members of the CIT Group not to, solicit for employment (whether as an employee, consultant or otherwise) any person who was an employee of any member of the C2 Group immediately prior to the Distribution Date; provided that CIT and the members of the CIT Group shall not be precluded from soliciting or hiring, or taking any other action with respect to, any such Person who (i) has been terminated by C2 or a member of the C2 Group, or has resigned prior to commencement of employment discussions between CIT or any of the members of the CIT Group and such Person, (ii) responds to a general or public solicitation not targeted at employees of the C2 Group (including by a bona fide search firm), (iii) has been given notice of termination by or has provided notice of resignation to C2 or the applicable member of the C2 Group prior to commencement of employment discussions between any member of the CIT Group and such Person (provided that such Person does not commence employment with a member of the CIT Group until the expiration of such notice period), or (iv) initiates discussions regarding such employment without any solicitation by any of CIT or any member of the CIT Group in violation of this Agreement; and provided, further, that CIT and the members of the CIT Group shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

(b)                                 For a period of twelve (12) months following the Distribution Date, C2 shall not, and shall cause the other members of the C2 Group not to, solicit for employment (whether as an employee, consultant or otherwise) any person who was an employee of any member of the CIT Group immediately prior to the Distribution Date; provided that C2 and the members of the C2 Group shall not be precluded from soliciting or hiring, or taking any other action with respect to, any such Person who (i) has been terminated by CIT or a member of the CIT Group, or has resigned prior to commencement of employment discussions between C2 or any of the members of the C2 Group and such Person, (ii) responds to a general or public solicitation not targeted at employees of the CIT Group (including by a bona fide search firm), (iii) has been given notice of termination by or has provided notice of resignation to CIT or the applicable member of the CIT Group prior to commencement of employment discussions between any member of the C2 Group and such Person (provided that such Person does not commence employment with a member of the C2 Group until the expiration of such notice period), or (iv) initiates discussions regarding such employment without any solicitation by any of C2 or any member of the C2 Group in violation of this Agreement; and provided, further, that C2 and the members of the C2 Group shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

5.8                               Non-Compete.

(a)                                 For a period of twelve (12) months following the Distribution Date, CIT shall cause the Restricted Parties not to engage in the Restricted Business anywhere in the world.  Notwithstanding the foregoing, none of the following shall be a breach of this Section 5.8:

(i)                                     the purchase (whether structured as an acquisition of assets, stock, merger or otherwise) or ownership by a Restricted Party of a Person or business that derives less than the greater of (A) fifteen percent (15%) of its total annual revenues or (B) $50,000,000 in annual revenues from the Restricted Business, measured for the fiscal year ended immediately prior to the date of such purchase;

(ii)                                  the purchase (whether structured as an acquisition of assets, stock, merger or otherwise) or ownership by a Restricted Party of a Person or business that derives an amount equal to or greater than the greater of (A) fifteen percent (15%) or more of its total annual revenues or (B) $50,000,000 in annual revenues from the

Restricted Business measured for the fiscal year ended immediately prior to the date of such purchase, as long as that Restricted Party shall commit to use commercially reasonable efforts to divest to an unaffiliated third party on commercially reasonable terms the Restricted Business operated by such acquired or owned Person or business or reduce the Restricted Business operated by such acquired or owned Person or business in size to constitute less than $50,000,000 in annual revenues as soon as reasonably practicable;

(iii)                               the financing, lending or extension of credit or other provision of services to, the foreclosure on the collateral securing any financing, loan, extension of credit or other provision of services to, or the acquisition of any loans or non-convertible debt securities of, any Person engaged in the Restricted Business in the ordinary course of business of any member of the CIT Group and reasonable extensions thereof as of the date of this Agreement;

(iv)                              the acquisition of any equity securities of any Person engaged in the Restricted Business that has outstanding indebtedness to any member of the CIT Group or the engagement in any activities otherwise prohibited by this Section 5.8 in connection with such Person as a result of the acquisition of such equity securities, in satisfaction of a debt previously contracted in a distressed or troubled situation;

(v)                                 the direct or indirect ownership by Restricted Parties of securities of any Person engaged in the Restricted Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than ten percent (10%) of the voting power of such Person;

(vi)                              a Restricted Party’s entrance into or participation in a joint venture, partnership or other strategic business relationship with any Person engaged in the Restricted Business, if such joint venture, partnership or the Restricted Party through such other strategic business relationship does not engage in the Restricted Business; and

(vii)                           the (A) sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of any Restricted Party to a Person engaged in the Restricted Business, (B) the consolidation, merger or other business combination of any Restricted Party with or into any Person engaged in the Restricted Business, immediately following which the then-current shareholders of the Restricted Party, as such, fail to own, in the aggregate, at least majority voting power of the surviving company in such consolidation, merger or business combination, or of its ultimate publicly traded parent or (C) a transaction or series of transactions in which any Person or “group” (as the term “group” is used in Sections 13(d) and 14(d) of the Exchange Act acquires majority voting power of the Restricted Party).

(b)                                 This Section 5.8 shall not impose any restrictions on the trading, principal investing, investment management, investment advisory or wealth management businesses of any member of the CIT Group or any activities taken by any member of the CIT Group in its capacity as a fiduciary or otherwise on behalf of non-affiliated third-party clients or customers.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9 and any other applicable confidentiality obligations, each of CIT and C2, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the C2 Business, or any C2 Asset or C2 Liability, if C2 is the requesting Party, or to the CIT Business, or any CIT Asset or CIT Liability, if CIT is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority, including (A) pursuant to any inquiry, action, or investigation or supervisory activity by any bank regulatory authority with jurisdiction over CIT and (B) as necessary to comply with the requirements of or the rules promulgated under the Securities Act of 1933, as amended, or the Exchange Act; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)                                 Without limiting the generality of the foregoing, until the end of the C2 fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2                               Ownership of Information.  The provision of any information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3                               Compensation for Providing Information.  The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).  Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4                               Record Retention.  To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with the policies of CIT as in effect at the Effective Time or such other policies as may be adopted by CIT after the Effective Time (provided, in the case of C2, that CIT notifies C2 of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).  Notwithstanding the foregoing, Section [•] of the Tax Matters Agreement will govern the retention of Tax related records, and Section [•] of the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5                               Limitations of Liability.  Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information.  Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)                                 Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of a Dispute between CIT and C2, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the CIT Group and the C2 Group, and that each of the members of the CIT Group and the C2 Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the CIT Group or the C2 Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     CIT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the CIT Business and not to the C2 Business, whether or not the Privileged Information is in the possession or under the control of any member of the CIT Group or any member of the C2 Group.  CIT shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any CIT Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the CIT Group or any member of the C2 Group; and

(ii)                                  C2 shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the C2 Business and not to the CIT Business, whether or not the Privileged Information is in the possession or under the control of any member of the C2 Group or any member of the CIT Group.  C2 shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any C2 Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the C2 Group or any member of the CIT Group;

(iii)                               If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the CIT Business, solely to the C2 Business, or to both the CIT Business and the C2 Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b)  and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)                                 If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  In the event of any Dispute between CIT and C2, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of CIT and C2 set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                                 In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality.  Subject to Section 6.10, from and after the Effective Time until the three (3)-year anniversary of the Effective Time, each of CIT and C2, on behalf of itself and each member of its Group, agrees to hold, and to cause its Representatives to hold, in strict confidence, with at least the same degree of care that applies to CIT’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group.  If any confidential and proprietary information of C2 or any member of the C2 Group is disclosed to CIT or any member of the CIT Group in connection with CIT’s provision of services to C2 or any member of the C2 Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10.  Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; and provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)                                  Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally-protected personal information received from consumers before the Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

6.10                        Protective Arrangements.  In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.  Notwithstanding the foregoing, with respect to any information requested in connection with a routine inquiry or any inquiry, action or investigation or supervisory activity by any bank regulatory authority with jurisdiction over CIT, CIT shall not be required to comply with the notice provisions of or to seek any protective order under this Section 6.10.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation.  Subject to Section 7.2, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are C2 Assets, any Liabilities are C2 Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”) shall provide written notice thereof to the other Party (a

“Negotiation Request”).  Within fifteen (15) days of the delivery of the Negotiation Request, the Parties shall attempt in good faith to negotiate a resolution to such Dispute.  All such negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute.  All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Parties are unable for any reason to resolve a Dispute within sixty (60) days of delivery of the Negotiation Request and such sixty (60)-day period is not extended by mutual written consent of the Parties, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 10.2.

7.2                               Litigation and Unilateral Commencement of Arbitration.

(a)                                 Notwithstanding the foregoing provisions of this Article VII, (i) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 if such action is reasonably necessary to avoid irreparable damage and (ii) either Party may initiate litigation before the expiration of the period specified in Section 7.1 if such Party has submitted a Negotiation Request and the other Party has failed to comply with Section 7.1 in good faith with respect to such negotiation.

(b)                                 The applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in Section 7.1 are pending.  The Parties shall take any necessary or appropriate action required to effectuate such tolling.

7.3                               Conduct During Dispute Resolution Process.  Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the C2 Assets and the CIT Assets and the assignment and assumption of the C2 Liabilities and the CIT Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, CIT and C2 in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by CIT, C2 or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

CIT and C2, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of:  (i) the failure of C2 or any other member of the C2 Group, on the one hand, or of CIT or any other member of the CIT Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.  To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by CIT, in its sole and absolute discretion, without the approval or consent of any other Person, including C2.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2                               Effect of Termination.  In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c)                                  CIT represents on behalf of itself and each other member of the CIT Group, and C2 represents on behalf of itself and each other member of the C2 Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of law principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.  Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any Dispute, and EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

10.3                        Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or should be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4                        Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement and each Ancillary Agreement of any CIT Indemnitee or C2 Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5                        Notices.  All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, certified mail return receipt requested or by overnight courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to CIT to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039

Attention:  General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David C. Karp

Brandon C. Price

If to C2 (prior to the Effective Time), to:

C2 Aviation Capital, Inc.
505 Fifth Avenue
New York, New York 10017
Attention:  General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David C. Karp

Brandon C. Price

If to C2 (from and after the Effective Time), to:

C2 Aviation Capital, Inc.
505 Fifth Avenue
New York, New York 10017
Attention:  General Counsel

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6                        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7                        Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8                        No Set-Off.  Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9                        Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Separation, the Registration Statement, the plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.  The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10                 Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11                 Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12                 Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other

Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13                 Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14                 Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

10.15                 Interpretation.  In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•].

10.16      Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither C2 or any member of the C2 Group, on the one hand, nor CIT or any member of the CIT Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17      Performance.  CIT will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CIT Group.  C2 will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the C2 Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18      Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

CIT GROUP INC.

By:
	Name:	[•]
	Title:	[•]

C2 AVIATION CAPITAL, INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Separation and Distribution Agreement]